Exhibit 99.1

April 6, 2021

Liberty TripAdvisor Holdings, Inc. Announces Closing of Overallotment Option in Connection with Previously Announced Private Offering of Exchangeable Senior Debentures and the Completion of its Repurchase of 42% of Preferred Stock from Certares

ENGLEWOOD, Colo. -- (BUSINESS WIRE) -- April 6, 2021 -- Liberty TripAdvisor Holdings, Inc. (“Liberty TripAdvisor”) (Nasdaq: LTRPA, LTRPB) announced today that it issued and sold an additional $30 million aggregate principal amount of its 0.50% exchangeable senior debentures due 2051 (the “Debentures”) pursuant to the exercise in full by the initial purchasers of their option (the “Overallotment Option”) to purchase additional Debentures in connection with the previously announced private offering of up to $330 million aggregate original principal amount of Debentures (inclusive of Debentures issued and sold pursuant to the Overallotment Option). A portion of the proceeds of the sale of Debentures in the Overallotment Option was used to purchase an additional 10,665 shares of Liberty TripAdvisor’s 8% Series A Cumulative Redeemable Preferred Stock (“Preferred Shares”) from an affiliate of Certares Management LLC (“Certares”) in a second and final closing under the previously announced repurchase agreement with Certares (the “Repurchase Agreement”).

Liberty TripAdvisor has repurchased a total of 137,586 Preferred Shares under the Repurchase Agreement in private transactions (collectively, the “Certares Transaction”), representing 42% of the Preferred Shares originally held by Certares, for an aggregate value of approximately $373 million. Payment by Liberty TripAdvisor to Certares in connection with the Certares Transaction consisted of a combination of:

●	approximately $281 million in cash from a portion of the net proceeds from the previously announced offering of the Debentures; and

●	approximately $92 million aggregate value of Tripadvisor, Inc. (“TRIP”) common stock owned by Liberty TripAdvisor, consisting of 1,713,859 shares.

The details of the Certares Transaction are consistent with the terms and conditions announced in Liberty TripAdvisor’s press release dated March 22, 2021. The 137,586 Preferred Shares repurchased will be retired.

Following the completion of the Certares Transaction:

●	Liberty TripAdvisor has outstanding approximately 188 thousand Preferred Shares with a redemption value, as of March 22, 2021, of approximately $509 million; and

●	Liberty TripAdvisor owns approximately 16.4 million shares of TRIP common stock and approximately 12.8 million shares of TRIP Class B common stock (which are convertible into TRIP common stock on a 1-for-1 basis), representing an approximate 22% economic interest and 58% voting interest in TRIP, based on the total number of shares of TRIP common stock and TRIP Class B common stock outstanding as of February 12, 2021.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Debentures nor shall there be any sale of the Debentures in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

About Liberty TripAdvisor Holdings, Inc.

Liberty TripAdvisor Holdings, Inc. (NASDAQ: LTRPA, LTRPB) consists of its subsidiary Tripadvisor. Tripadvisor is the world’s largest online travel community, aggregating reviews and opinions from its community of travelers about destinations, accommodations, restaurants and activities throughout the world.

Liberty TripAdvisor Holdings, Inc.
Courtnee Chun, 720-875-5420

Source: Liberty TripAdvisor Holdings, Inc.